As filed with the Securities and Exchange Commission on August 11, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION OF FLORIDA
(Exact name of registrant as specified in its charter)

FLORIDA	59-2260678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
815 Colorado Avenue
Stuart, Florida 34994
(Address of Principal Executive Offices) (Zip Code)

SEACOAST BANKING CORPORATION OF FLORIDA 2008 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Telephone number, including area code, of agent for service)
WITH A COPY TO:
Ralph F. McDonald III, Esq.
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309-3053
(404) 581-3939
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered	per share	offering price	registration fee

Common Stock, $.10 par value per share	1,500,000 shares(1)	$8.055(2)	$12,082,500(2)	$474.84(2)

(1)	In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Seacoast Banking Corporation of Florida 2008 Long-Term Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(h) and (c) under the Securities Act of 1933. The offering price of the shares is based on $8.055, the average of the high and low prices of a share of Seacoast Banking Corporation of Florida’s common stock on the Nasdaq Global Select Market on August 6, 2008, a date within five business days of the date of this registration statement.

EXPLANATORY NOTE
     In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement for offers of shares of the common stock of Seacoast Banking Corporation of Florida (the “Company”) under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company (file no. 000-13660) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this registration statement and made a part hereof:
(a)	The Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 17, 2008;

(b)	The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed with the Commission on May 9, 2008 and August 11, 2008, respectively;

(c)	The Company’s quarterly report on Form 10-Q/A for the quarter ended June 30, 2008, filed with the Commission on August 11, 2008;

(d)	The Company’s current reports on Form 8-K, filed with the Commission on January 28, 2008, February 6, 2008, March 26, 2008, May 1, 2008, May 12, 2008, and July 29, 2008;

(e)	The Company’s current report on Form 8-K/A, filed with the Commission on January 31, 2008; and

(f)	The description of the Company’s common stock set forth in the Company’s registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Inapplicable.
Item 5. Interests of Named Experts and Counsel.
     Inapplicable.
Item 6. Indemnification of Directors and Officers.
     The Florida Business Corporation Act, as amended (the “Florida Act”), permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that he or she reasonably believed was not unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or that he or she reasonably believed was not unlawful, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines otherwise.
     To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.
     Our Amended and Restated Bylaws contain indemnification provisions similar to the Florida Act, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Amended and Restated Bylaws.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption From Registration Claimed.
     Inapplicable.
Item 8. Exhibits.

Exhibit No.	Description

4
Seacoast Banking Corporation of Florida 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the proxy statement in connection with the Company’s 2008 annual meeting of stockholders, filed with the Commission in definitive form on March 18, 2008).

*5	Opinion of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered regarding validity.
23.1	Consent of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered (included in Exhibit 5).
*23.2	Consent of KPMG LLP.
24	Powers of Attorney (included as part of signature page).

*	filed herewith.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1934, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, on this 11th day of August, 2008.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Dennis S. Hudson III as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 11, 2008.

Signature	Capacity

/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Dale M. Hudson Dale M. Hudson	Vice-Chairman of the Board and Director
/s/ A. Douglas Gilbert A. Douglas Gilbert	President, Chief Operating & Credit Officer and Director
/s/ William R. Hahl William R. Hahl	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Stephen E. Bohner Stephen E. Bohner	Director
/s/ Jeffrey C. Bruner Jeffrey C. Bruner	Director
/s/ John H. Crane John H. Crane	Director
/s/ T. Michael Crook T. Michael Crook	Director

Signature	Capacity

/s/ Christopher E. Fogal Christopher E. Fogal	Director
/s/ Jeffrey S. Furst Jeffrey S. Furst	Director
/s/ Dennis S. Hudson, Jr. Dennis S. Hudson, Jr.	Director
/s/ Thomas E. Rossin Thomas E. Rossin	Director
/s/ John R. Santarsiero, Jr. John R. Santarsiero, Jr.	Director
/s/ Thomas H. Thurlow, Jr. Thomas H. Thurlow, Jr.	Director
/s/ Edwin E. Walpole, III Edwin E. Walpole, III	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5	Opinion of Crary, Buchanan, Bowdish, Bovie, Beres, Elder & Williamson, Chartered regarding validity.
23.2	Consent of KPMG LLP.